UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4 )*
                                             ---

                              Spartech Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    847220209
                  ---------------------------------------------
                                 (CUSIP Number)

                                November 30, 2004
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No.  847220209                                        Page 2 of 11 Pages
           ------------------------

------- -----------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Columbia Wanger Asset Management, L.P.  04-3519872
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                       (a) [ ]

                                                                (b) [ ]
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

------- -----------------------------------------------------------------------

     NUMBER OF         5    SOLE VOTING POWER
                                None
       SHARES      ------- ----------------------------------------------------

    BENEFICIALLY       6    SHARED VOTING POWER
                                3,332,900
      OWNED BY     ------- ----------------------------------------------------

        EACH          7    SOLE DISPOSITIVE POWER
                                None
     REPORTING     ------- ----------------------------------------------------

                      8    SHARED DISPOSITIVE POWER
    PERSON WITH                  3,332,900
                   ------- ----------------------------------------------------

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,332,900

------- -----------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                       [ ]

------- -----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.4%

------- -----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA

------- -----------------------------------------------------------------------

                                       13G

CUSIP No.  847220209                                        Page 3 of 11 Pages
           ------------------------

------- -----------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           WAM Acquisition GP, Inc.
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                       (a) [ ]

                                                                (b) [ ]
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

------- -----------------------------------------------------------------------

     NUMBER OF         5    SOLE VOTING POWER
                                None
       SHARES      ------- ----------------------------------------------------

    BENEFICIALLY       6    SHARED VOTING POWER
                                3,332,900
      OWNED BY     ------- ----------------------------------------------------

        EACH          7    SOLE DISPOSITIVE POWER
                                None
     REPORTING     ------- ----------------------------------------------------

                      8    SHARED DISPOSITIVE POWER
    PERSON WITH                  3,332,900
                   ------- ----------------------------------------------------

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,332,900

------- -----------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                       [ ]

------- -----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.4%

------- -----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO

------- -----------------------------------------------------------------------

                                       13G

CUSIP No.  847220209                                        Page 4 of 11 Pages
           ------------------------

------- -----------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Columbia Acorn Trust
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                       (a) [ ]

                                                                (b) [ ]
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Massachusetts

------- -----------------------------------------------------------------------

     NUMBER OF         5    SOLE VOTING POWER
                                None
       SHARES      ------- ----------------------------------------------------

    BENEFICIALLY       6    SHARED VOTING POWER
                                2,795,000
      OWNED BY     ------- ----------------------------------------------------

        EACH          7    SOLE DISPOSITIVE POWER
                                None
     REPORTING     ------- ----------------------------------------------------

                      8    SHARED DISPOSITIVE POWER
    PERSON WITH                  2,795,000
                   ------- ----------------------------------------------------

------- -----------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,795,000

------- -----------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                       [ ]

------- -----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%

------- -----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IV

------- -----------------------------------------------------------------------

Item 1(a)    Name of Issuer:

                  Spartech Corporation

Item 1(b)    Address of Issuer's Principal Executive Offices:

                  120 S. Central Avenue
                  Suite 1700
                  Clayton, MO 63105-1705


Item 2(a)    Name of Person Filing:

                  Columbia Wanger Asset Management, L.P. ("WAM")
                  WAM Acquisition GP, Inc., the general partner
                    of WAM ("WAM GP")
                  Columbia Acorn Trust ("Acorn")


Item 2(b)    Address of Principal Business Office:

                  WAM, WAM GP, and Acorn are located at:

                  227 West Monroe Street, Suite 3000
                  Chicago, Illinois  60606


Item 2(c)    Citizenship:

                  WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust.

Item 2(d)    Title of Class of Securities:

                  Common Stock

Item 2(e)    CUSIP Number:

                  847220209

Item 3       Type of Person:

                  (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                  (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

Item 4       Ownership (at November 30, 2004):

                  (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                       3,332,900

                  (b)  Percent of class:

                       10.4% (based on 32,130,779 shares outstanding as of July 31, 2004)

                  (c)  Number of shares as to which such person has:

                         (i) sole power to vote or to direct the vote: none

                        (ii) shared power to vote or to direct the vote:
                             3,332,900

                       (iii) sole power to dispose or to direct the disposition
                             of: none

                        (iv) shared power to dispose or to direct disposition
                             of: 3,332,900

Item 5       Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person:

                  The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8       Identification and Classification of Members of the Group:

                  Not Applicable

Item 9       Notice of Dissolution of Group:

                  Not Applicable

Item 10      Certification:

                      By signing below I certify that, to the best
             of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 10, 2004


                    The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                  By: /s/ Bruce H. Lauer
                                     ------------------------------------------
                                     Bruce H. Lauer
                                     Senior Vice President and Secretary




                    The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                  COLUMBIA ACORN TRUST



                                  By: /s/ Bruce H. Lauer
                                     ------------------------------------------
                                     Bruce H. Lauer
                                     Vice President, Treasurer and
                                     Secretary

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of December 10, 2004 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                           Dated:  December 10, 2004


                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                  By:  /s/ Bruce H. Lauer
                                       ---------------------------------------
                                       Bruce H. Lauer
                                       Senior Vice President and Secretary




                                  COLUMBIA ACORN TRUST



                                  By:  /s/ Bruce H. Lauer
                                       ---------------------------------------
                                       Bruce H. Lauer
                                       Vice President, Treasurer and
                                       Secretary